CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use of our report dated March 6, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Fairfax Financial Holdings Limited’s Annual Report on Form 40-F for the year ended December 31, 2008. We also consent to incorporation by reference in the Registration Statement on Form F-10 (File No. 333-150459) of the reference to us under the heading “Interests of Experts” in the Annual Information Form of Fairfax Financial Holdings Limited for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 6, 2009